Exhibit 10.1

EXECUTION VERSION

CONSENT AND FIRST AMENDMENT TO TERM LOAN AGREEMENT

THIS CONSENT AND FIRST AMENDMENT TO TERM LOAN AGREEMENT dated as of June 11, 2015 (this “Amendment”) is among GREEN PLAINS PROCESSING LLC (the “Borrower”), BNP PARIBAS, as administrative agent and as collateral agent (the “Administrative Agent”), BANK OF MONTREAL, acting under its trade name, BMO Capital Markets (“BMO Capital Markets”), as a joint lead arranger and joint book runner, and BNP PARIBAS SECURITIES CORP., as a joint lead arranger and joint book runner.

WHEREAS, the Borrower, various financial institutions, the Administrative Agent and BMO Capital Markets and BNP Paribas Securities Corp., as joint lead arrangers and joint book runners (the “Arrangers”), are parties to a Term Loan Agreement dated as of June 10, 2014 (the “Loan Agreement”);

WHEREAS, the Borrower has requested the release of the Ethanol Storage Assets (as defined below) and has agreed to provide the Additional Collateral (as defined below); and

WHEREAS, the Administrative Agent, the Arrangers and the Lenders have agreed to consent to the release of the Ethanol Storage Assets and to make certain amendments to the Loan Agreement as set forth below.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1 Definitions. Capitalized terms used in this Amendment but not otherwise defined herein, shall have the same meanings given to them in the Loan Agreement.

SECTION 2 Amendments. Subject to the satisfaction of the conditions precedent set forth in Section 5, the Loan Agreement is amended as follows:

2.1 Additional Definitions. Section 1.1 is amended to add the following definitions in proper alphabetical sequence:

“Additional Collateral” means the ethanol plants owned by each of the Additional Loan Parties.

“Additional Loan Parties” means each of Green Plains Fairmont LLC, Green Plains Holdings II LLC, Green Plains Obion LLC, Green Plains Superior LLC and Green Plains Wood River LLC.

“First Amendment” means the Consent and First Amendment to Term Loan Agreement dated as of June 11, 2015 among the Borrower, the Joint Lead Arrangers and the Administrative Agent.

“First Amendment Effective Date” means June 11, 2015.

“Silent Second Lien” means a Lien subject to an intercreditor agreement, satisfactory to the Administrative Agent, with the Collateral

Agent pursuant to which, until the payment in full in cash of all Obligations, no Silent Second Secured Party shall be permitted to take any action to enforce its Lien in any of the Collateral, nor take any action with the purpose of opposing or preventing any enforcement action or claim by the Collateral Agent or compelling the Collateral Agent to take any such action. In addition, pursuant to such intercreditor agreement, until the payment in full in cash of all Obligations, (a) no Silent Second Secured Party shall be permitted to (i) object to the validity or enforceability of the Collateral Agent’s Liens under the Collateral Documents, (ii) the Obligations shall be entitled to be paid in full in cash before the obligations secured by the Silent Second Lien may receive any proceeds of the Collateral, even if the Collateral Agent’s Liens are invalidated, (iii) in the event of a bankruptcy proceeding of any Loan Party, vote in favor of any plan of reorganization opposed by the Collateral Agent, or (iv) exercise the right, if any, to file an involuntary petition against any Loan Party and (b) the Silent Second Secured Parties shall abide by the Collateral Agent’s positions as to post-petition interest, adequate protection, post-petition (or dip) financing, use of collateral, including cash collateral, and plan claim classification.

“Silent Second Secured Party” means any Person to which has been granted or which enjoys the benefit of a Lien subject to an intercreditor agreement making such Lien a Silent Second Lien.

“Subordinated Debt” means all Debt the payment and performance of which is completely and fully subordinated to the full and indefeasible payment (in cash) and performance of all Obligations pursuant to the express terms of the instruments evidencing such Debt or subordination agreements which are in form and content satisfactory to Administrative Agent, in its sole discretion.

2.2 Amendments to Definitions. The second proviso to the definition of EBITDA is amended in its entirety to read as follows:

provided, further that (A) for each Fiscal Quarter set forth on Schedule 1.1, EBITDA shall equal the amount set forth on Schedule 1.1 for such Fiscal Quarter and (B) the Lenders agree that, for purposes of determining compliance with the covenants set forth in Sections 10.7.1 and 10.7.2 of the Agreement and any other calculation of EBITDA or pro forma EBITDA required under the Agreement, EBITDA shall be calculated on a pro forma basis for the eight Fiscal Quarters ended immediately prior to the First Amendment Effective Date with respect to calculating EBITDA for purposes of Section 10.7.1 of the Agreement and for the four Fiscal Quarters ended immediately prior to the First Amendment Effective Date with respect to calculating EBITDA for purposes of Section 10.7.2 of the Agreement, in each case, giving effect to the Additional Collateral and the intercompany agreements identified on Schedule 9.21(b).

2.3 Voluntary Prepayments. Section 6.2.2 is amended in its entirety to read as follows:

6.2.2 Repricing Transaction Prepayment Fee. All prepayments of Loans made in connection with any Repricing Transaction on or prior to the 12-month anniversary of the First Amendment Effective Date shall be accompanied by a premium in an amount equal to the principal amount of the Loans prepaid multiplied by 1.0%.

2.4 Mandatory Prepayments. Section 6.2.3(a) is amended in its entirety to read as follows:

(a) Within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year and within 105 days after the end of the fourth Fiscal Quarter of each Fiscal Year, commencing with the first full Fiscal Quarter after the Effective Date, the Borrower shall make a prepayment in an amount (rounded down, if necessary, to an integral multiple of $10,000) equal to 50% of Excess Cash Flow for such Fiscal Quarter; provided that if the Total Leverage Ratio as of the end of any Fiscal Quarter is greater than or equal to 3.25 to 1.0, the amount of such prepayment shall be increased to 75% of Excess Cash Flow for such Fiscal Quarter; provided, further, that the total amount of mandatory prepayments payable pursuant to this clause (a) in any Fiscal Year shall not exceed 24% of the sum of (i) $225,000,000 plus (ii) the aggregate initial amount of all Incremental Term Loans (the “Loan Value”), except that for the third and fourth Fiscal Quarters of Fiscal Year 2015, such aggregate amount of mandatory prepayments shall not exceed 12% of the aggregate amount of the Loan Value. Voluntary prepayments made during any Fiscal Quarter pursuant to Section 6.2.1 shall be credited on a dollar-for-dollar basis against the amount of mandatory prepayments required to be paid under this clause (a) with respect to such Fiscal Quarter.

2.5 Real Property. Section 9.5(b) is amended in its entirety to read as follows:

(b) Schedule 9.5 sets forth a complete and accurate list of all real property owned or leased by the Borrower and each of its Subsidiaries, and shows as of the First Amendment Effective Date the street address, county or other relevant jurisdiction, state, record owner, lessor (if applicable) and, with regard to real property owned, book value thereof. The Borrower and each of its Subsidiaries has good, marketable and insurable fee simple title to the real property owned, or a valid leasehold interest in the real property leased, by such Loan Party or such Subsidiary, free and clear of all Liens, other than Permitted Liens.

2.6 Notices. Section 10.3 is amended by inserting the following new clause (j) at the end thereof:

(j) Promptly upon receipt of any notice of a default under the Redevelopment Contract dated as of November 2, 2006 between the City of Wood River, Nebraska and Green Plains Wood River, LLC (as successor to Pioneer Trail Energy, L.L.C.), a notice describing such default.

2.7 Debt Covenant. Section 10.8(g) is amended in its entirety to read as follows:

(g) Guaranty Obligations of any Loan Party (other than the Parent) with respect to Debt of another Loan Party (other than the Parent); provided that any Guaranty Obligations of Hedging Agreements are Subordinated Debt;

2.8 Lien Covenant. Section 10.9 is amended to (i) redesignate clause (p) as clause (q) and (ii) insert the following new clause (p) in proper alphabetical order:

(p) Silent Second Liens securing Debt permitted by Section 10.8(g); and

2.9 Hedging Agreements. Clause (viii) of Section 10.12 is amended in its entirety to read as follows:

(viii) Hedging Agreements entered into with Green Plains Commodity Management LLC so long as such Hedging Agreement (I) shall have been entered into in the ordinary course of business and not for speculative purposes and (II) are Subordinated Debt which is unsecured or secured by a Silent Second Lien; and

2.10 Permitted Acquisitions. Section 10.14(e)(i)(C) is amended in its entirety to read as follows:

(C) after giving effect to such Acquisition, the Borrower has a pro forma cash balance of at least $30,000,000 and

2.11 Restricted Payments. Section 10.15(d) is amended in its entirety to read as follows:

(d) the Borrower may make Restricted Payments to the Parent (i) on or before June 30, 2014 to release earnings and excess working capital with respect to the Subsidiary Guarantors that own the Ethanol Plants, (ii) on the First Amendment Effective Date to release earnings and excess working capital with respect to the Additional Loan Parties that own the Additional Collateral; so long as after giving effect to such Restricted Payment, the pro forma Total Leverage Ratio (after giving effect to any Incremental Term Loan made on the First Amendment Effective Date) is not greater than 2.00 to 1.00 and the Borrower has a pro forma cash balance of at least $35,000,000 and (iii) after making the Restricted Payments described in clause (i) and excluding the Restricted

Payment described in clause (ii), in a total amount after the Effective Date not to exceed the total of (x) the Borrower’s cumulative Excess Cash Flow since the Effective Date plus (y) the amount of all Specified Equity Contributions, minus (z) cumulative mandatory prepayments pursuant to Section 6.2.3(a); provided that, in each case under clause (iii), (A) after giving effect to any such Restricted Payment, the pro forma Total Leverage Ratio is not greater than 3.00 to 1.00 and the Borrower has a pro forma cash balance of at least $30,000,000, (B) at the time of and after giving effect to any such Restricted Payment, no default under Debt of the Parent in excess of $25,000,000 in the aggregate and no Unmatured Event of Default or Event of Default has occurred and is continuing and (C), the amount of any Restricted Payment made after the Effective Date shall be deemed to be paid first out of the amount available from Specified Equity Contributions pursuant to clause (y), if any, in the order in which such Specified Equity Contributions were made, and second, out of the amount available from the Borrower’s cumulative retained share of Excess Cash Flow pursuant to clause (x).

2.12 Further Assurances. Section 10.19 is amended by adding the following new clause (m) to the end thereof.

(m) Not later than 60 days after the First Amendment Effective Date, Green Plains Wood River LLC shall, with respect to the TIF Debt issued with respect to its ethanol plant (i) obtain from the City of Wood River, Nebraska, a written consent, reasonably satisfactory to the Collateral Agent, to the Collateral Documents entered into by Green Plains Wood River LLC, (ii) prepay or purchase all such TIF Debt not owned by it on the First Amendment Effective Date or (iii) deposit the outstanding amount of such TIF Debt plus an amount of interest thereon acceptable to the Administrative Agent and the Joint Lead Arrangers into an escrow account; provided that (A) the Collateral Agent shall have been granted a security interest in such escrow account, (B) such escrow account shall be subject to a deposit account control agreement in favor of the Collateral Agent and (C) upon the receipt by a Loan Party of notice of a default under the Redevelopment Contract with respect to such TIF Debt, the Collateral Agent shall have the right to repay, or to direct the Borrower or Green Plains Wood River LLC to repay, all amounts with respect to such TIF Debt.

(n) Not later than ten Business Days after the First Amendment Effective Date, the Borrower shall deliver to the Collateral Agent and the title insurance company that delivered the Title Commitments with respect to the Additional Collateral the surveys described in Section 5.1(i)(iii) of the First Amendment certified to the Collateral Agent and such title insurance company.

(o) Not later than 15 Business Days after the First Amendment Effective Date, the Borrower shall deliver to the Collateral Agent, reliance letters in favor of the Collateral Agent with respect to the Phase I Environmental Site Assessments described in Section 5.1(i)(iv) of the First Amendment.

2.13 Amendment to Schedules. Schedule 1.1, Schedule 9.5 and Schedule 9.21(b) are hereby replaced with Schedule 1.1, Schedule 9.5 and Schedule 9.21(b) hereto.

SECTION 3 CONSENT. The Lenders (a) consent to the release of the Collateral Agent’s security interest in the ethanol storage assets, the land under such storage assets and, to the extent necessary to provide access to such storage assets, the access routes thereto, as set forth on Exhibit C (the “Ethanol Storage Assets”) for the purpose of transferring the Ethanol Storage Assets to an Affiliate of the Borrower, (b) waive compliance with Section 10.13 of the Loan Agreement in connection with the transfer of the Ethanol Storage Assets and (c) a one-time distribution from Green Plains Obion LLC to the Parent of Green Plains Obion LLC’s limited partnership interest in Green Plains Partners LP or in Green Plains Partners LP’s wholly owned Subsidiaries.

SECTION 4 REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants to the Administrative Agent, the Arrangers and the Lenders that, immediately before and upon the effectiveness hereof:

4.1 Representations and Warranties. Each representation and warranty set forth in Section 9 of the Loan Agreement (other than those that speak as of a particular earlier date) is and will be true and correct in all material respects, with the same effect as if made on such date.

4.2 Default. No Event of Default or Unmatured Event of Default will exist.

4.3 Material Adverse Effect. (i) Since December 31, 2014, there has been no event that constitutes or would reasonably be expected to have a Material Adverse Effect and (ii) there is no action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to have a Material Adverse Effect.

SECTION 5 EFFECTIVENESS. This Amendment shall become effective, as of the date first written above, when each condition precedent set forth in this Section 5 has been satisfied (the “Amendment Effective Date”).

5.1 Receipt of Documents. The Administrative Agent shall have received all of the following documents, each dated the date hereof or such other date as shall be acceptable to the Administrative Agent, and each in form and substance satisfactory to the Administrative Agent:

(a) Amendment. Counterparts hereof signed by the Borrower, the Arrangers, and the Administrative Agent.

(b) Confirmation. A Confirmation substantially in the form of Exhibit A signed by each party thereto.

(c) Joinder to Subsidiary Guaranty. A joinder to the Subsidiary Guaranty signed by each Additional Loan Party.

(d) Joinder to Security Agreement. A joinder to the Security Agreement signed by each Additional Loan Party.

(e) Lender Addendums. First Amendment Addendums in the form of Exhibit B signed by the Required Lenders.

(f) UCC Search Results; Payoff Letters. Certified copies of Uniform Commercial Code search reports dated a date reasonably near to the Amendment Effective Date, listing all effective financing statements that name any Loan Party (under its present name and any previous names) as debtor, together with (a) copies of such financing statements and (b) payoff letters with respect to (i) the repayment in full of all indebtedness of the Additional Loan Parties listed on Exhibit D, (ii) the termination of all agreements relating thereto and (iii) the release of all Liens granted in connection therewith, with Uniform Commercial Code or other appropriate termination statements and documents effective to evidence the foregoing.

(g) Transfer of Corn Oil Assets. Evidence that each of the Additional Loan Parties has transferred (or substantially concurrently with the effectiveness of this Amendment will transfer) its corn oil production assets to Green Plains Corn Oil LLC.

(h) Liens on Collateral. Evidence that all filings necessary to perfect the Collateral Agent’s Lien on the Additional Collateral and the corn oil production assets transferred by the Additional Loan Parties to Green Plains Corn Oil LLC have been (or substantially concurrently with the effectiveness of this Amendment will be) duly made and the Collateral Agent shall have a first priority perfected security interest in the Additional Collateral and such corn oil production assets, subject to Permitted Liens.

(i) Real Property. Mortgages covering the Owned Real Property of the Additional Loan Parties identified on Exhibit E duly executed by the appropriate Additional Loan Party, together with:

(i) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form reasonably acceptable to the Collateral Agent and BMO Capital Markets and otherwise suitable for filing or recording in all filing or recording offices that the Collateral Agent and BMO Capital Markets may deem reasonably necessary or desirable in order to create a valid first and subsisting Lien on the property described therein in favor of the Collateral Agent for the benefit of the Lenders and that all filing, documentary, stamp, intangible and recording taxes and fees have been paid;

(ii) (A) for each of the properties described in the Mortgages, a commitment for an American Land Title Association (“ALTA”) Loan Title Insurance Policy, 2006 (or the equivalent thereof; each a “Title Commitment”), issued by an insurer reasonably acceptable to the Collateral Agent and BMO Capital Markets, insuring the Collateral Agent’s Lien on such property, which policy shall be in an amount not less than 100% of the reasonably estimated fair market value of such property and shall contain customary endorsements and exceptions to coverage reasonably acceptable to the Collateral Agent and BMO Capital Markets; (B) copies of all material documents of record concerning such property as shown on the title insurance commitment referred to above; and (C) customary flood searches (conforming with the Flood Disaster Protection Act of 1973 or any other applicable law) relative to each such property (which requirement may be satisfied by the surveys referred to below in (iii)), and if indicated by such searches, a flood insurance policy covering such property which policy shall be reasonably acceptable to the Collateral Agent and BMO Capital Markets, or confirmation that such a policy is not required;

(iii) ALTA/American Congress on Surveying and Mapping form surveys for each of the properties described in the Mortgages, reasonably acceptable to the Collateral Agent and BMO Capital Markets, for which all necessary fees (where applicable) have been paid at or prior to closing, by a land surveyor duly registered and licensed in the States in which the property described in such surveys is located and acceptable to the Collateral Agent and BMO Capital Markets, reflecting all recorded items shown in the Title Commitments, the flood zone status (and boundaries, if applicable) of the property, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects acceptable to the Collateral Agent and BMO Capital Markets;

(iv) a Phase I Environmental Site Assessment, which report and assessment must, in the opinion of the Collateral Agent and BMO Capital Markets, be reasonably current, as to the properties described in the Mortgages, from professional firms acceptable to the Collateral Agent and BMO Capital Markets;

(v) evidence of the insurance required by the terms of Section 10.1 of the Agreement;

(vi) evidence that all other action that the Collateral Agent and BMO Capital Markets may deem reasonably necessary or desirable in order to create valid first and subsisting Liens on the property described in the Mortgages has been taken;

(vii) lender’s polices of title insurance reflecting the comments of the Collateral Agent to the Title Commitments insuring that valid first and subsisting Liens on the property described in the Mortgages have been taken, a reading by the title insurer of the surveys and containing such customary endorsements thereto as the Collateral Agent shall reasonably require;

(viii) an environmental indemnity agreement executed and delivered by each Additional Loan Party; and

(ix) such other documents related to interests in real property held by the Borrower and its Subsidiaries as the Collateral Agent and BMO Capital Markets may reasonably require.

(j) Resolutions. Certified copies of resolutions of the Governing Body of each Additional Loan Party authorizing or ratifying the execution, delivery and performance by such Person of each Loan Document to which it is a party.

(k) Consents, etc. Certified copies of all documents evidencing any necessary corporate (or other similar) action, consents and governmental approvals (if any) required for the execution, delivery and performance by each Loan Party of the each Loan Document to which it is a party.

(l) Incumbency and Signature Certificates. A certificate of the Secretary or an Assistant Secretary of each Additional Loan Party certifying the names of the officer or officers of such entity authorized to sign the Loan Documents to which such entity is a party, together with a sample of the true signature of each such officer (it being understood that the Administrative Agent and each Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein).

(m) Organization Documents; Good Standing. Each of the following documents:

(i) the articles or certificate of formation (or similar charter document) and the bylaws (or similar governing documents) of each Additional Loan Party as in effect on the First Amendment Effective Date, certified by the Secretary or an Assistant Secretary or a similar officer of such Loan Party as of the First Amendment Effective Date;

(ii) a good standing certificate or certificate of status for each Additional Loan Party from the Secretary of State (or similar, applicable Governmental Authority) of its jurisdiction of formation; and

(iii) such other documents and information that any Lender may request to comply with applicable bank regulatory requirements under “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

5.2 Opinion Letter. An opinion letter of (i) Husch Blackwell LLP, counsel to the Loan Parties and (ii) each local counsel to the Additional Loan Parties requested by the Administrative Agent and BMO Capital Markets, in each case, addressed to the Lenders and the Agents.

5.3 Fees and Expenses. The Administrative Agent shall have received from the Borrower all fees (including attorney’s fees) required to be paid, and all expenses for which invoices have been presented, on or before the date of such effectiveness.

SECTION 6 MISCELLANEOUS.

6.1 Continuing Effectiveness, etc. As herein amended, the Loan Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects. After the effectiveness of this Amendment, all references in the Loan Agreement and the other Loan Documents to “Loan Agreement” or similar terms shall refer to the Loan Agreement as amended hereby. Each other Loan Document is hereby ratified, approved and confirmed in each and every respect.

6.2 Counterparts. This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original but all such counterparts shall together constitute one and the same Amendment. Delivery of a counterpart hereof, or a signature hereto, by facsimile or by email in .pdf or similar format shall be effective as delivery of a manually-executed original counterpart hereof.

6.3 Incorporation of Loan Agreement Provisions. The provisions of Section 14.8 (Governing Law), Section 14.9 (Severability), Section 14.14 (Forum Selection and Consent to Jurisdiction) and Section 14.15 (Waiver of Jury Trial) of the Loan Agreement are incorporated by reference as if fully set forth herein, mutatis mutandis.

6.4 Successors and Assigns. This Amendment shall be binding upon the Borrower, the Lenders, the Arrangers and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of the Borrower, the Lenders, the Arrangers and the Administrative Agent and the respective successors and assigns of the Lenders, the Arrangers and the Administrative Agent.

6.5 Loan Document. This Amendment is a Loan Document.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered as of the day and year first above written.

GREEN PLAINS PROCESSING LLC

By:	/s/ Jerry Peters
Name:	Jerry Peters
Title:	Chief Financial Officer

Consent and First Amendment to Term Loan Agreement

Signature Page

BNP PARIBAS, as Administrative Agent and as Collateral Agent

By:	/s/ Karlien Zumpolle
Name:	Karlien Zumpolle
Title:	Director

By:	/s/ William B.Murray
Name:	William B.Murray
Title:	Managing Director

Consent and First Amendment to Term Loan Agreement

Signature Page

BANK OF MONTREAL, acting under its trade name, BMO Capital Markets, as a joint lead arranger and joint book runner

By:	/s/ Eric Schubert
Name:	Eric Schubert
Title:	Managing Director

Consent and First Amendment to Term Loan Agreement

Signature Page

BNP PARIBAS SECURITIES CORP., as a joint lead arranger and joint book runner

By:	/s/ Ravi Ramachandran
Name:	Ravi Ramachandran
Title:	Managing Director

By:	/s/ Aashish Mohan
Name:	Aashish Mohan
Title:	Managing Director

Consent and First Amendment to Term Loan Agreement

Signature Page